Exhibit 5.1

September 30, 2013

Tecogen Inc.

45 First Avenue

Waltham, MA 02451

Re: Amendment No. 2 to Registration Statement No. 333-189042

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced filing of Tecogen Inc. (the “Company”) for the registration of 3,450,000 shares of the Common Stock of the Company (the “Shares”). The Shares are to be sold to the underwriters named in the underwriting agreement filed as an exhibit to the above-referenced registration statement (the “Underwriting Agreement”).

We are acting as your counsel in connection with such registration statement. We have examined and relied upon resolutions of the Board of Directors of the Company that you have provided to us, the Certificate of Incorporation and By-Laws of the Company, and such other documents as we have deemed necessary for purposes of rendering this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

The opinion rendered herein is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced registration statement and to the reference to this firm therein under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP